Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), dated as of June 25, 2008, by and between ZIOPHARM Oncology, Inc., a Delaware corporation with principal executive offices at 1180 Avenue of the Americas, New York, NY 10036 (the “Company”), and RICHARD E. BAGLEY, residing at 197 Eighth Street, #503, Charlestown, MA 02129 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as President of the Company, and the Executive desires to serve the Company in that capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment.

(a) Services. During the Term (as hereinafter defined), the Executive will be employed by the Company as its President and Chief Operating Officer. The Executive will report to the Chief Executive Officer of the Company and shall perform such duties as are consistent with the position of President and Chief Operating Officer of the Company (the “Services”). The Executive agrees to perform such duties faithfully, to use his best efforts to advance the best interests of the Company, to devote all of his business time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties, or that will adversely affect, or negatively reflect upon, the Company.

(b) Directorship. The Company shall use its best efforts to cause the Executive to be elected as a member of the Board of Directors of the Company (the “Board”) throughout the Term (as defined below) and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

(c) Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2. Term.

The Executive's employment under this Agreement (the "Term") shall commence as of July 1, 2008 and shall continue for a term of three (3) years, unless sooner terminated pursuant to Section 8 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 5 hereof and survive the expiration or termination hereof. The Term may be extended for additional one (1) year periods upon mutual written consent of the Executive and the Board.

3. Place of Performance.

The duties to be performed by the Executive hereunder shall be performed primarily at the offices of the Company in Navy Yard Plaza, Boston, Massachusetts, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate. The Executive acknowledges that the Company’s executive offices are located in New York, New York, that the Company also maintains offices in New Haven, Connecticut, and that Executive will be required to travel frequently to such other offices of the Company.

4. Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a) Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to Three Hundred Fifteen Thousand Dollars ($315,000) per year. Payment shall be made semi-monthly, on the fifteenth and the last day of each calendar month. The Board shall annually review the Base Salary to determine whether an increase in the amount thereof is warranted.

(b) Performance Bonus. The Executive shall receive a targeted performance bonus (the “Performance Bonus”), based on his performance as determined by the Board for each calendar year or partial calendar year during the Term (each a “Bonus Calculation Year”). The target amount of the Performance Bonus shall be $100,000 per annum ($50,000 for each of the partial calendar years ending December 31, 2008 and June 30, 2011), with the amount of the actual bonus payable each year determined in accordance with the provisions of Schedule 4(b) attached hereto. The amount so determined shall be payable within 30 days following December 31 of each calendar year during the Term (and partial calendar years ending December 31, 2008 and June 30, 2011), provided that the Executive remains employed by the Company on such date.

(c) Discretionary Bonus. At the sole discretion of the Board, the Executive shall be eligible to receive an additional annual bonus (the “Discretionary Bonus”) in such amount as may be determined by the Board based upon his performance on behalf of the Company during each Bonus Calculation Year. The Discretionary Bonus, if any, shall be payable at such times and in such manner as the Board may determine in its sole discretion.

(d) Stock Options Awards. As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company shall grant the Executive an award of 60,000 options to purchase Common Stock of the Company (“Stock Options”), which grant shall be effective as of the date of this Agreement. The Stock Options shall be governed by the terms of the Company’s Stock Option Plan, as the same may be amended from time to time, and shall vest, if at all, in three equal annual installments on June 25, 2009, June 25, 2010, and June 25, 2011, subject in each case to the provisions of Section 9 below. In connection with such grant, the Executive shall enter into a Stock Option Agreement with the Company, which will incorporate the foregoing vesting schedule and the Stock Option provisions contained in Section 9 below.

(e) Expenses. The Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. The Company’s expense reimbursement policy generally requires that application for reimbursement be made as soon as practicable after the expense is incurred, but in no event more than one year after the date of the expense. Reimbursements are made by the Company no less frequently than monthly.

(f) Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum, in addition to holidays observed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

(g) Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time. In addition, the Company shall reimburse the Executive for his reasonable professional dues.

5. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any of such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b) Except in furtherance of the business of the Company, or otherwise with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company. Nothing in the foregoing shall be construed to prevent the Executive from disclosing or using any Confidential or Proprietary Information that:

(i)  Executive can evidence through written documentation was in the Executive’s possession or control prior to the date of disclosure;

(ii)  Executive can evidence through written documentation was in the public domain or enters into the public domain through no improper act by Executive

(iii)  is approved for public release by written authorization of the Board;

(iv)  is required to be disclosed by legal, administrative or judicial process; or

(v) is rightfully granted to Executive by sources independent of the Company, its officers, employees, agents, affiliates and consultants.

(c) The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d) The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its officers, directors, employees (including the Executive), agents or consultants during the Term as being of potential interest to the Company shall be and remain the sole and exclusive property of the Company and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e) The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and the Executive agrees that, during the Term and for a period of twelve (12) months thereafter (subject to the provisions of Section 9(e) hereof), he shall not without the consent of the Company in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the Company’s Business (as defined below), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s Business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the nature of the Company’s Business, and the importance to the Company’s Business of its Confidential and Proprietary Information, a violation of this Section 6(a) could cause substantial damage to the Company and its affiliates and, therefore, the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the “Company’s Business” shall mean the business or businesses set forth on the attached Schedule 6(a), which shall be amended from time to time upon the mutual written agreement of the parties, but which will automatically include the research, development and commercialization of any technologies that are licensed or otherwise acquired by the Company. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation.

(b) During the Term and for a period of twelve (12) months thereafter (subject to the provisions of Section 9(e) hereof), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company to leave the employ of the Company; or hire for any purpose any employee of the Company or any employee who has left the employment of the Company within six months of the termination of such employee’s employment with the Company or at any time in violation of such employee’s non-competition agreement with the Company; or

(ii) solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company where his position will be related to the Company’s Business; or

(iii) solicit or accept the business of any agent, client or customer of the Company with respect to products, services or investments similar to those provided or supplied by the Company.

(c) The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or stockholder owning greater than five percent (5%) of the Company’s outstanding Common Stock. This Section 6(c) shall not apply to (i) statements made by the Executive in performing his duties in the ordinary course as President (e.g., employee evaluations and remarks made in private meetings of the Board) and (ii) statements made by the Executive under oath in a legal proceeding, including without limitation an investigation or administrative proceeding before any governmental agency or instrumentality with regulatory authority over the Company or its business.

(d) In the event that the Executive breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and the Executive hereby agrees to account for and pay over such amounts to the Company.

(e) Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(g) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties by the Executive.

The Executive hereby represents and warrants to the Company that (a) the Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder; (b) this Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms; and (c) no approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8. Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i) The willful misconduct, failure, disregard or refusal by the Executive to perform any of the material duties of his employment hereunder including, without limitation, insubordination with respect to written directions received by the Executive from the Board, provided, however, that the Executive shall have one (1) opportunity to cure any breach of this Section 8(a)(i) within five (5) business days (“Cure Period”) of written notice to the Executive;

(ii) Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good faith by a majority of the Board), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive of the Company or any stockholder owning greater than five percent (5%) of the Company’s outstanding Common Stock; provided, however, that the Executive shall be granted an opportunity to appear personally before the Board during its deliberations to explain the reasons for such conduct;

(iii) The Executive’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(iv) The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment that constitutes age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

(v) Any misappropriation or embezzlement of the property of the Company or its affiliates;

(vi) Breach by the Executive of any of the provisions of Sections 5, 6 or 7 of this Agreement; and
(vii) Breach by the Executive of any provision of this Agreement other than those contained in Sections 5, 6 or 7 which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(b) The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive 12 month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) The Executive’s employment hereunder may be terminated by the Board (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person (or his or its affiliate(s)) does not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its assets in one transaction or series of related transactions (other than (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) financing activities in the ordinary course in which the Company sells its equity securities, or (iii) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled the Company before the transfer, within the meaning of Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

(d) The Executive’s employment hereunder may be terminated by the Executive for Good Reason, provided that such termination occurs within two (2) years following the occurrence of an event of Good Reason (as defined below) and provided, further, that the Executive has provided the Board with written notice of an event of Good Reason within ninety (90) days following the date of its occurrence and the Company shall have failed to cure the event of Good Reason within thirty (30) days following the Board’s receipt of such notice from the Executive. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Executive of duties that constitute a material diminution in the Executive's position, responsibilities, titles or offices as described herein; (ii) any material reduction by the Company of the Executive's duties and responsibilities; (iii) any reduction by the Company of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition); (iv) a material breach by the Company of this Agreement that is not cured within 30 days after receipt by the Company of written notice of such breach; or (v) upon a Change of Control (x) that results in the elimination of the Board or (y) in which representatives of the Board just prior to the event causing the Change of Control do not represent a majority of the Board immediately subsequent to the event causing the Change of Control.

9. Compensation Following Termination.

(a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, his Base Salary for a period of one year following the date of termination and any accrued but unpaid Bonus and expense reimbursement amounts for expense incurred through the date of his Death or Disability. Any Stock Options that have vested as of the date of the Executive’s termination shall remain exercisable for a period of 90 days. All Stock Options that have not vested as of the date of termination shall be deemed to have expired as of such date.

(b) If the Executive’s employment is terminated by the Board for Cause, then the Company shall pay to the Executive his Base Salary through the date of his termination and any expense reimbursement amounts for expense incurred through the date of termination. The Executive shall have no further entitlement to any other compensation or benefits from the Company. All Stock Options that have not vested as of the date of termination shall be deemed to have expired as of such date. Any Stock Options that have vested as of the date of the Executive’s termination for Cause shall remain exercisable for a period of 90 days.

(c) If the Executive’s employment is terminated by the Company (or its successor) without Cause and either (i) within eighteen (18) months following the occurrence of a Change of Control or (ii) prior to and in connection with the occurrence of a Change in Control, then the Company (or its successor, as applicable) shall continue to pay to the Executive his Base Salary and employee benefits for a period of one year following such termination of employment, as well as any expense reimbursement amounts for expenses incurred through the date of termination. Any Stock Options that have vested (or been deemed to have vested pursuant to the provisions of Section 9(f) below) as of the date of the Executive’s termination shall remain exercisable for a period of 90 days. In the case of a termination pursuant to this Section 9(c) that occurs prior to the date of a Change of Control, all Stock Options that have not vested as of the date of termination shall remain outstanding until the earlier of (x) 90 days following the date they become vested pursuant to Section 9(f) by reason of the Change of Control, or (y) the date of exercise of such Stock Options, or (z) the date on which the original term of any such Stock Options expires (without regard to the termination of the Executive’s employment). All Stock Options that have not vested (or been deemed to have vested) as of the date of the Executive’s termination or as of the date determined pursuant to Section 9(f) below, as the case may be, shall be deemed to have expired as of such date.

(d) If the Executive’s employment is terminated by the Company without Cause other than as a result of the Executive’s death or Disability and other than for reasons specified in Section 9(c), or if the Executive’s employment is terminated by the Executive for Good Reason, then the Company shall continue to pay to the Executive his Base Salary and employee benefits for a period of one year following such termination, as well as any expense reimbursement amounts for expenses incurred through the date of termination. Any Stock Options that have vested as of the date of the Executive’s termination shall remain exercisable for a period of 90 days. All Stock Options that have not vested as of the date of termination shall be deemed to have expired as of such date.

(e) Following expiration and non-renewal of the Term, should the Company in its sole discretion require that the Executive continue to comply with the terms of Section 6(a) or Section 6(b) hereof, or both, the Company shall pay the Executive his Base Salary for a period of one year following expiration of the Term.

(f) Upon the occurrence of a Change of Control, all Stock Options held by the Executive that are scheduled to vest by the end of the calendar year in which such Change of Control occurs shall be accelerated and deemed to have vested as of the date immediately preceding such Change of Control.

(g) This Section 9 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

(h) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(i) Amounts payable to the Executive pursuant to Sections 9(a), 9(c) 9(d), or 9(e) hereof shall only be paid following the Executive’s separation from service with the Company. The time for payment of amounts due following the Executive’s separation from service pursuant to this Section 9 shall be determined in accordance with the Company’s regular payroll and bonus payment practices, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Payments of Base Salary following separation from service shall be made semi-monthly at the same times as, and in accordance with, the Company’s regular payroll payments. Payments for Performance Bonus, Discretionary Bonus or expense reimbursements accrued with respect to periods of service completed prior to the Executive’s separation from service, but unpaid at the time of termination of employment, shall be due and payable at the same times as they otherwise would be due in accordance with the Company’s regular bonus payment practices (i.e., Performance Bonus within 30 days following the end of the Bonus Calculation Year; Discretionary Bonus within 2 months following the end of a calendar year for which bonus is granted). Notwithstanding any other provision of this Agreement, no amount of Base Salary payable to the Executive by reason of the Executive’s termination of his employment pursuant to Section 8(d) above, other than a termination by reason of Section 8(d)(vi), and no amount in excess of $315,000 payable following the Executive’s separation from service for any reason shall be paid earlier than the day following the date that is six (6) months after the date of the Executive’s separation from service with the Company. For purposes of this section 9(i), the term “separation from service” shall have the meaning set forth in Section 1.409A-1(h)(1) of the Treasury Regulations, and the Executive shall be deemed to be a “key employee” for purposes of such Treasury Regulations.

(j) The provisions of this Section 9 shall survive any termination of this Agreement.

10. Miscellaneous.

(a) Withholding. The Company shall withhold from all amounts payable to the Executive under this Agreement all applicable federal, state and local income taxes, Social Security contributions and such other payroll taxes and deductions as may be required by law.

(b) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(c) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New York City in accordance with the Employment Dispute Rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(e) This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets and shall cause the acquirer to assume all of its obligations under this Agreement.

(f) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 10(h).

(i) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(k) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(l) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ZIOPHARM Oncology, Inc.

By:	/s/ Jonathan J. Lewis
Name: Jonathan J. Lewis, M.D., Ph.D.
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Richard E. Bagley
Name: Richard E. Bagley

 SCHEDULE 4(b)

Calculation of Performance Bonus

Prior to the beginning of each Bonus Calculation Year during the Term, the Executive and the Compensation Committee of the Board shall agree upon five (5) performance goals (“Targets”) for the Bonus Calculation Year. The amount of Performance Bonus payable to the Executive pursuant to Section 4(b) of this Agreement for any Bonus Calculation Year shall be determined based on the Executive’s achievement of the Targets as follows:

With respect to each of the Targets, the Executive will receive $20,000 in Performance Bonus if the Target is met on or before the end of the Bonus Calculation Year (e.g., Performance Bonus of $100,000 if all Targets are met). The amount of Performance Bonus pursuant to this paragraph shall be $10,000 (e.g., Performance Bonus of $50,000 if all Targets are met) with respect to the Bonus Calculation Years ending on December 31, 2008 and June 30, 2011.

The Executive will receive $15,000 in Performance Bonus with respect to any Target that has not been met on or before the end of the Bonus Calculation Year, provided that either of the following has occurred: (1) (a) the Executive has devoted his reasonable best business efforts toward achievement the Target during the Bonus Calculation Year, and (b) substantial progress toward accomplishment of the Target has occurred during the Bonus Calculation Year; or (2) during the Bonus Calculation Year, the Company abandoned the business goal that the Target was intended to address (e.g., Performance Bonus of $75,000 if no Target is met, but the Executive has devoted his reasonable best business efforts to achievement of all of the Targets). The amount of Performance Bonus pursuant to this paragraph shall be $7,500 (e.g., Performance Bonus of $37,500 for all Targets) with respect to the Bonus Calculation Years ending on December 31, 2008 and June 30, 2011.

The Executive will receive $25,000 in Performance Bonus with respect to any Target if the Target is exceeded during the Bonus Calculation Year and the Board determines that the Executive’s performance with respect to the Target exceeded expectations (e.g., Performance Bonus of $125,000 if the Executive’s performance with respect to all Targets exceeded expectations). The amount of Performance Bonus pursuant to this paragraph shall be $12,500 (e.g., Performance Bonus of $62,500 for all Targets) with respect to the Bonus Calculation Years ending on December 31, 2008 and June 30, 2011.

SCHEDULE 6(a)

1. Developing, designing, producing, marketing, selling or rendering oncology products in the class of arsenicals, products in the phosphoramidic nitrogen mustard family and “mustard gas family,” and anti-mitotics with the same mechanism as that in indibulin or products that are in the same chemical family as those that have been or are being developed, designed, produced, marketed, sold or rendered by the Corporation during the period of the Executive’s employment with the Company.